Exhibit 99.1

Bay Banks of Virginia, Inc. Announces Noninterest Expense Initiatives

Richmond, Va., September 4, 2018 – Bay Banks of Virginia, Inc. (OTCQB: BAYK), holding company of Virginia Commonwealth Bank and VCB Financial Group, Inc., today announced initiatives to reduce noninterest expenses.

The Company will be offering an early retirement program for which approximately 25 employees qualify. Management will further assess staffing levels based on the results of the program. The Company expects the program will result in an annualized savings of approximately $500,000 beginning in the first quarter of 2019. Additionally, the Company will be closing its branch in Hopewell, Virginia, an expected annualized savings of approximately $200,000, and will continue to evaluate its branch network over the next several months. The Hopewell branch is expected to close in the first quarter of 2019. The Company will not move forward with opening a branch in downtown Richmond, Virginia, which was under consideration. These initiatives will result in estimated one-time charges of approximately $300,000, primarily related to the early retirement program.

The Company also announced that management restructuring in the third quarter of 2018 will result in annualized savings of approximately $700,000, a portion of which will be realized beginning in the third quarter of 2018. Further, the Company has discontinued providing for contributions to certain benefit plans for the remainder of 2018 resulting in approximately $400,000 of savings in the second half of 2018.

In addition to these initiatives, the Company has a number of operational projects underway, and as these conclude, it expects approximately $600,000 of reduced noninterest expenses in the last half of 2018, a portion of which will be realized in the third quarter of 2018. Additionally, corporate governance changes are planned for the second quarter of 2019 that are expected to result in annualized savings of approximately $140,000.

Randal R. Greene, President and Chief Executive Officer, commented, “As we move beyond the 2017 merger and the early 2018 efforts resulting from the core systems conversion, we are focused on driving improved profitability. The offering of an early retirement program is a win-win for both our employees and the Company. We continually review our branch network in light of changes in transaction activity, traffic flow and operating costs, and the branch decisions were made based on such review. The initiatives announced today begin to drive one side of the profitability equation, the other being revenue growth. We continue to believe we operate in strong markets and will invest in people within our markets and products that will contribute to near term revenue growth.”

Judy C. Gavant, Executive Vice President and Chief Financial Officer, added, “From our reported second quarter 2018 results, these initiatives once fully implemented would have had a positive 14 basis points impact on our annualized return on average assets. Savings from the conclusion of the operational projects and governance changes would have added another 11 basis points. We believe these actions position the Company favorably as we begin our 2019 planning process.”

About Bay Banks of Virginia, Inc.

Bay Banks of Virginia, Inc. is the bank holding company for Virginia Commonwealth Bank and VCB Financial Group, Inc. Founded in the 1930's, Virginia Commonwealth Bank is headquartered in Richmond, Virginia. With 19 banking offices, including one production office, located throughout the greater Richmond area, the Northern Neck region, the Tri-Cities area of Petersburg, Hopewell and Colonial Heights, Middlesex County, Suffolk, and Virginia Beach, the bank serves businesses, professionals, and consumers with a wide variety of financial services, including retail and commercial banking, and mortgage banking. VCB Financial Group provides management services for personal and corporate trusts, including estate planning, estate settlement and trust administration, along with investment and wealth management services.

Caution About Forward-Looking Statements

This press release contains statements concerning the company's expectations, plans, objectives, future financial performance and other statements that are not historical facts. These statements may constitute "forward-looking statements" as defined by federal securities laws. These statements may address issues that involve estimates and assumptions made by management, risks and uncertainties, and actual results could differ materially from historical results or those anticipated by such statements. Factors that could have a material adverse effect on the operations and future prospects of the company include, but are not limited to: the ability to successfully implement integration plans associated with the Virginia BanCorp merger (the "Merger"), which integration may be more difficult, time-consuming or costly than expected; the ability to achieve the cost savings and synergies contemplated by the Merger within the expected timeframe; disruptions to customer and employee relationships and business operations caused by the Merger; changes in interest rates and general economic conditions; the legislative/regularity climate; monetary and fiscal policies of the U. S. Government, including policies of the U.S. Treasury and Federal Reserve Board; the quality or composition of the loan or investment portfolios; demand for loan products; deposit flows; competition; demand for financial services in the company's market area; acquisitions and dispositions; and tax and accounting rules, principles, polices and guidelines. These risks and uncertainties should be considered in evaluating the forward-looking statements contained herein, and readers are cautioned not to place undue reliance on such statements, which speak only as of the date they are made. Except to the extent required by applicable law or regulation, the company undertakes no obligation to revise or update publicly any forward-looking statements for any reason.

For further information, contact Randal R. Greene, President and Chief Executive Officer, at 844-404-9668 or inquiries@baybanks.com.